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                                                                Exhibit 4.6

                   BENEFICIAL INTEREST ASSIGNMENT AGREEMENT


     FGHK, Inc., a New York corporation (the "Assignor"), having an address
c/o Pine Street Capital Corporation, 750 Old Hickory Boulevard, Two Brentwood Commons, Suite 150, Brentwood, Tennessee 37027, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby assigns and transfers to The Bank of New York (the "Assignee"), a New York banking corporation, having an address at 101 Barclay Street, New York, New York 10286, as trustee for the benefit of the bondholders under and pursuant to a Collateral Trust Indenture (the "Bond Indenture"), dated as of March __, 1994 between The Bank of New York and Assignor, the Notes (as defined in the Bond Indenture) and all of Assignor's rights and interest, as beneficiary, in, to and under a certain First Amended and Restated Trust Indenture, Assignment of Lease and Rents and Security Agreement (the "Note Indenture"), dated as of the date hereof, between [Shawmut Bank Connecticut, National Association,]
[Society National Bank] not in its individual capacity, except as expressly provided therein, but solely as owner trustee under the Trust Agreement, dated as of March __, 1994 (the "Owner Trustee") and The Bank of New York, as trustee (the "Note Trustee"), including all claims, rights, powers, privileges and remedies of the Assignor under the Note Indenture in and to the related Mortgage which Mortgage covers and relates to land in _______ County, [State] described in Exhibit A attached thereto and was recorded in Book ____ at Page ___ and including all rights of the Assignor under the Note Indenture to exercise any election or option, to give or receive any notice, consent, waiver or approval or to direct any action to be taken thereunder by the Note Trustee all to the extent that the Assignee or Noteholder is then entitled to effect each of such rights under the Note Indenture.


     This Assignment is made as part of a pledge of the Notes issued under the
Note Indenture as collateral security for certain bonds of the Assignor (collectively, the "Bonds") being issued under and pursuant to the Bond Indenture.


     Neither this Assignment, nor any action or inaction on the part of Assignee shall, without the written consent of Assignee, constitute an assumption on its part of any obligation under the Note Indenture; nor shall Assignee have any obligation to make any payment to be made by Assignor under the Note Indenture.

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        Assignor shall have no right whatsoever to take any action under the
Note Indenture without the prior written consent of Assignee, but shall take all such action as may from time to time be requested by Assignee to the extent it is otherwise entitled to do so under the Note Indenture. Assignor shall, however, remain liable to perform all of its obligations under the Note Indenture.



        Assignor covenants that so long as this Assignment shall remain in effect it will not assign or encumber, to anyone other than Assignee, the whole or any part of the claims and rights hereby assigned, and that it will not, without the prior written approval of Assignee, amend, modify, release or cancel the Note Indenture, accept the termination thereof, give any consent or waiver to make any acceptance or rejection thereunder, or take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the lien of such Note Indenture or this Assignment or any of the rights created by either of such instruments.


        This Assignment shall terminate, without further act, upon payment in full of the principal of, and interest and premium, if any, on, the Bonds and any other indebtedness secured by the Bond Indenture. Assignee, at Assignor's sole cost and expense, will execute and deliver such instruments as Assignor may reasonably request to further evidence such termination.

        This Assignment shall be governed by and construed in accordance with the laws of the state of New York without regard to its principles of conflicts of law.

        This Assignment shall be binding upon Assignor and its successors and assigns, and shall inure to the benefit of Assignee and its successors and assigns.
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        IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed by its officers thereunto duly authorized as of the ____ day of _____________, 1994.


                                FGHK, INC.

                                By:____________________________
                                   Title:

ATTEST:


__________________________


The undersigned acknowledges this
____ day of ________, 1994 receipt
of a copy of the foregoing Assignment
and agrees to be bound
by the provisions thereof.


Bank of New York, as Note Trustee

By: _______________________
    Title:



                    [Notary Acknowledgment for Recording]